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Exhibit 99.2

Business Wire

World Wide Web Inc. announces that it intends to acquire CityCaps Information Technologies Co., Ltd.

July 20th, 2004 12:07 pm

World Wide Web, Inc. (WWWB) a Las Vegas web based business announced today that they have executed a Memorandum of Understanding outlining the purchase CityCaps Information Technology Co., Ltd, a U.S. owned corporation domiciled in Shanghai, China.  CityCaps is a leading software and service provider in mobile resource management applications and wireless communication value added applications.  CityCaps has customers in the U.S. and China. The latest release and new launch of MRM (Mobile Resource Management) with China Unicom, the third largest cell phone provider in the world, will allow CityCaps to provide its web based service to a variety of industries. Their latest technology will allow companies to manage and locate their sales force, service personnel, truck drivers, and other field personnel through a wireless communication network using the latest CDMA GPSONE technology built into cellular phones.  Xinnong Yang, President of CityCaps said that “with our cutting edge technology companies will be able to increase productivity and save thousands of man hours by being able to more effectively manage their workforce.  Our customers will know where their entire fleet is at all times at an affordable cost.  This may add millions of dollars to companies' bottom lines.”   As the first MRM service provider in China, CityCaps is working with China Unicom to roll out the application to the entire country over the next year.

The boards of directors for both companies have agreed unanimously to move forward with the acquisition.  The WWWB board said that they are very excited about this merger between east and west.  Michael L. Zuliani, Chairman and CEO of WWWB, said, “that with a few modifications we can role this technology into the United States market.  This technology will change the way we manage our employees out in the field.”

The parties expect to complete and execute a formal Acquisition Agreement over the next few months.

About CityCaps.

CityCaps Information Technologies Co., Ltd is a US owned software design company and wireless communication service provider based in Shanghai, China.  With its broad range of software products, CityCaps will mainly focus on software development in location-based applications as well as providing software licensing and services in wireless communication.  CityCaps has a line of products ranging from a PC based single user system to enterprise level location based applications, as well as a commercial Internet based application platform. It has different solutions and platforms supporting applications in Fleet Management, Asset Tracking, and Mobile Resource Management.

Forward-Looking Statements: Certain statements in this news release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the Company, are forward looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

    For further information from World Wide Web, Inc. please contact:

    Michael L. Zuliani, CEO at 702-325-7700

    CityCaps Information Technology Co., LTD Web Site www.citycaps.com

Source: World Wide Web, Inc.